Exhibit 99.1

                               PRESS RELEASE

                                                               May 20, 2005
                                                            Merriam, Kansas

Seaboard Corporation (AMEX: SEB) announced today that its subsidiary, Seaboard Farms, Inc., has entered into an agreement to acquire Daily's, a bacon processor located in the western United States, for $45 million in cash, subject to final adjustments related to working capital, and a 4.74% equity interest in Seaboard Farms.

The acquisition will include Daily's two bacon processing plants located in Salt Lake City, Utah and Missoula, Montana. Daily's produces premium sliced and pre-cooked bacon primarily for food service. This acquisition will continue Seaboard Farms' expansion of its integrated pork model into value-added products. The acquisition is expected to be completed by early July.

Seaboard Corporation is a diversified international agribusiness and transportation company, primarily engaged in domestic pork production and processing and cargo shipping. Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, produce farming, sugar production and electric power generation.

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